Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: December 5, 2017	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. ANNOUNCES A $1.75 PER SHARE SPECIAL CASH DIVIDEND, A $0.25 PER SHARE REGULAR QUARTERLY DIVIDEND AND THE ELECTION OF THOMAS B. HEACOCK TO THE COMPANY’S BOARD OF DIRECTORS

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced that at its quarterly meeting of the Board of Directors, held on December 4, 2017, the Board authorized a $1.75 per share special cash dividend to be paid to shareholders of record at the close of business on January 12, 2018. The Board also authorized a $0.25 per share quarterly dividend to be paid to shareholders of record at the close of business on January 12, 2018. The $1.75 per share special cash dividend and the $0.25 per share regular quarterly dividend are payable on January 26, 2018 and will be paid together.

The Company also announced that at its December 4, 2017 quarterly meeting, the Board of Directors elected Thomas B. Heacock as a member of the Company’s Board of Directors effective immediately. Mr. Heacock currently serves the Company as Vice President of Finance, Treasurer and Chief Financial Officer, a position he has held since July 20, 2017. He has been employed by the Company since October 2003 and served as Vice President of Finance, Treasurer and Corporate Controller prior to his election as Chief Financial Officer. Mr. Heacock will continue to serve as a member of the Board’s Executive Committee.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 462 retail stores in 44 states.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995; All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

News releases and other information about The Buckle, Inc. can be found on the Internet at www.buckle.com.
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